UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  _________________________________
FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) November 18, 2021
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Matador Resources Company
(Exact name of registrant as specified in its charter)
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Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway,	Suite 1500	75240
Dallas,	Texas
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 371-5200
Not Applicable
(Former name or former address, if changed since last report)
_________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MTDR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.
On November 18, 2021, Matador Resources Company (the “Company”), as a guarantor, along with certain other guarantors thereto, MRC Energy Company, a wholly-owned subsidiary of the Company (“MRC”), as borrower, the lenders party thereto (the “Lenders”) and Royal Bank of Canada, as administrative agent, entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”).
The Credit Agreement amends and restates that certain Third Amended and Restated Credit Agreement dated as of September 28, 2012 among MRC, as borrower, the lenders party thereto, and Royal Bank of Canada, as administrative agent. Under the Credit Agreement, the maximum facility amount was reaffirmed at $1.5 billion, the borrowing base was increased to $1.35 billion and the elected borrowing commitment was reaffirmed at $700.0 million. Borrowings under the Credit Agreement are limited to the lowest of the maximum facility amount, the borrowing base and the elected borrowing commitment (subject to compliance with the covenants noted below). The Credit Agreement matures on October 31, 2026 or, if earlier, the date that is one hundred eighty (180) days prior to the earliest stated redemption date of any senior notes of the Company with an outstanding principal amount in excess of $25.0 million.
Borrowings under the Credit Agreement are guaranteed by the Company and MRC’s Restricted Subsidiaries (as defined in the Credit Agreement) and secured by mortgages on least 85% of the oil and natural gas properties of MRC and its Restricted Subsidiaries. San Mateo Midstream, LLC, the Company’s midstream joint venture, and its subsidiaries are not guarantors of the Credit Agreement. Various commodity hedging agreements with certain of the lenders under the Credit Agreement (or affiliates thereof) are also secured by the collateral and guaranteed by the Company and MRC’s Restricted Subsidiaries.
The borrowing base under the Credit Agreement is determined semi-annually as of May 1 and November 1 by the lenders based primarily on the estimated value of MRC’s and its Restricted Subsidiaries’ proved oil and natural gas reserves at December 31 and June 30 of each year, respectively. MRC and the lenders may each request an unscheduled redetermination of the borrowing base once between scheduled redetermination dates.
If, upon a redetermination of the borrowing base, the amount of the borrowing base were to be less than the outstanding borrowings under the Credit Agreement, at such time, MRC would be required to provide additional collateral satisfactory in nature and value to the lenders to increase the borrowing base to an amount sufficient to cover such deficit or to repay the deficit in equal installments over a period of six months.
Borrowings under the Credit Agreement may be in the form of a base rate loan or a Eurodollar loan. If MRC borrows funds as a base rate loan, such borrowings will bear interest at a rate equal to the greatest of (i) the prime rate for such day, (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) on such day, plus 0.50%, and (iii) the daily adjusting LIBOR Rate (as defined in the Credit Agreement) plus 1.0% plus, in each case, an amount ranging from 0.75% to 1.75% per annum depending the level of borrowings under the Credit Agreement. If MRC borrows funds as a Eurodollar loan, such borrowings will bear interest at a rate equal to (x) the LIBOR Rate (as defined in the Credit Agreement) plus an amount ranging from 1.75% to 2.75% per annum, depending on the level of borrowings under the Credit Agreement. The interest period for Eurodollar borrowings may be one, three or six months as designated by MRC.
A commitment fee of 0.375% to 0.50% per annum, depending on the level of borrowings under the Credit Agreement, is also paid quarterly in arrears.
Key financial covenants under the Credit Agreement require the Company to maintain (1) a current ratio, which is defined as (x) total consolidated current assets plus the unused availability under the Credit Agreement divided by (y) total consolidated current liabilities less current maturities under the Credit Agreement, of not less than 1.0 to 1.0 at the end of each fiscal quarter and (2) a debt to EBITDA ratio, which is defined as total debt outstanding (net of up to $75.0 million of cash or cash equivalents) divided by a rolling four quarter EBITDA calculation, of 3.5 to 1.0 or less. The financial covenant calculations include the Company and its subsidiaries, other than subsidiaries designated as “Unrestricted Subsidiaries” under the Credit Agreement.
Subject to certain exceptions, the Credit Agreement contains various covenants that limit MRC’s and its Restricted Subsidiaries’ ability to take certain actions, including, but not limited to, the following:
•incur indebtedness or grant liens on any of its assets;
•enter into commodity hedging agreements or interest rate agreements;
•declare or pay dividends, distributions or redemptions;
•merge or consolidate;
•make any loans or investments;
•engage in transactions with affiliates;
•engage in certain asset dispositions, including a sale of all or substantially all of MRC’s assets; and
•take certain actions with respect to the Company’s senior unsecured notes.
If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the borrowings and exercise other rights and remedies. Events of default include, but are not limited to, the following events:

•failure to pay any principal on the outstanding borrowings when due or any interest on the outstanding borrowings, any reimbursement obligation under any letter of credit or any fees or other amounts within certain grace periods;
•failure to perform or otherwise comply with the covenants and obligations in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods;
•bankruptcy or insolvency events involving the Company or any of the Restricted Subsidiaries; or
•a change of control, as defined in the Credit Agreement.
As of November 18, 2021, MRC had $100.0 million in borrowings outstanding under the Credit Agreement, approximately $45.9 million in outstanding letters of credit issued pursuant to the Credit Agreement and approximately $554.1 million available for additional borrowings under the Credit Agreement.
The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.
In the ordinary course of their respective businesses, many of the lenders or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company for which they received, or may receive, customary fees and reimbursement of expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information included or incorporated by reference in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On November 18, 2021, the Company issued a press release announcing the entry into the Credit Agreement.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
Fourth Amended and Restated Credit Agreement, dated as of November 18, 2021, by and among MRC Energy Company, as Borrower, the Lending Entities from time to time parties thereto, as Lenders, and Royal Bank of Canada, as Administrative Agent.

99.1	Press Release, dated November 18, 2021.
104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: November 18, 2021	By:	/s/ Craig N. Adams
	Name:	Craig N. Adams
	Title:	Executive Vice President